Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE EXCHANGE ACT

The following summary describes our ordinary share, no par value per share (the “Ordinary Shares”), of Freight Technologies, Inc. (the “Company,” “we,” “us,” and “our”), which are the only securities of the Company registered pursuant to Section 12 of the Exchange Act.

DESCRIPTION OF ORDINARY SHARES

The following summary describes the material terms of our Ordinary Shares. This summary does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Memorandum and Articles of Association filed with the Registrar of Corporate Affairs in the British Virgin Islands on January 31, 2025 (the “M&A”), incorporated by reference as Exhibits 3.1, to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read the foregoing exhibits and the applicable provisions of the British Virgin Islands Business Companies Act (the “BVI Act”), for a complete description of our Ordinary Shares.

Authorized Capital Stock

The Company is authorized to issue up to an unlimited number shares divided as follows:

(a)	an unlimited number of Ordinary Shares with no par value;
(b)	an unlimited number of series A preferred shares (each such share being a “Series A Preferred Share”), designated as follows:

i.	a maximum of 25,000 series seed preferred shares with a par value of $0.0001 each (each such share being a “Series Seed Preferred Share”);
ii.	a maximum of 10,000,000 series A1-A preferred shares with par value of $0.0001 each (each such share being a “Series A1-A Preferred Share”);
iii.	a maximum of 3,000,000 series A2 preferred shares with par value of $0.0001 each (each such share being a “Series A2 Preferred Share”);
iv.	an unlimited number of series A4 preferred shares with par value of $0.0001 each (each such share being a “Series A4 Preferred Share”);

(c)	a maximum of 21,000,000 series B preferred shares with par value of $0.0001 each (each such share being a “Series B Preferred Share”);
(d)	an unlimited number of blank check preferred shares with no par value;

The Company may issue a class of shares in one or more series. The division of a class of shares into one or more series and the designation to be made to each series shall be determined by the directors from time to time.

Voting Rights

In respect of all matters subject to a members’ vote, each Ordinary Share is entitled to one vote for each Ordinary Share registered in his or her name on our register of members. Holders of Ordinary Shares shall at all times vote together on all resolutions submitted to a vote of the members. Voting at any meeting of members is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one member.

Dividends

Subject to the rights of the Series A Preferred Shares and the Series B Preferred Shares, the holders of our Ordinary Shares are entitled to dividends out of funds legally available when and as declared by our board of directors subject to the BVI Act. Our M&A provides that dividends may be declared and paid at such time, and in such an amount, as the directors determine subject to their being satisfied that the Company will meet the statutory solvency test immediately after the dividend.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its shareholders shall be distributed to the holders of Series A4 Preferred Shares, the holders of Series A2 Preferred Shares, the holders of Series A1 Preferred Shares, the holders of the Series Seed Preferred Shares and the holders of Ordinary Shares, pro rata based on the number of shares held by each shareholder, treating for this purpose all such securities as if they had been converted to Ordinary Shares pursuant to the terms of the M&A immediately prior to such liquidation, dissolution or winding up of the Company.

Rights and Preferences

Our Ordinary Shares, Series A Preferred Share and Series B Preferred Share have no preemptive or subscription rights, and no redemption, sinking fund, or conversion provisions.

Fully Paid and Nonassessable

All of the issued and outstanding shares of our Ordinary Shares, Series A Preferred Share and Series B Preferred Share are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our Ordinary Shares are issued, the relative interests of existing stockholders will be diluted.

Anti-takeover Provisions

Some provisions of our M&A may discourage, delay or prevent a change of control of our company or management that members may consider favorable, including provisions that:

●	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our members; and

●	limit the ability of members to requisition and convene general meetings of members.

However, under British Virgin Islands Law (the “BVI Law”), our directors may only exercise the rights and powers granted to them under our Amended Memorandum and Articles for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Summary of Certain Significant Provisions of BVI Law

The BVI Act differs from laws applicable to US corporations and their shareholders. Set forth below is a summary of certain significant provisions of the BVI Act applicable to us (save to the extent that such provisions have been, to the extent permitted under the BVI Act, negated or modified in our M&A in accordance with the BVI Act).

Mergers, Consolidations and Similar Arrangements.

The BVI Act provides for mergers as that expression is understood under US corporate law. Common law mergers are also permitted outside of the scope of the BVI Act. Under the BVI Act two or more BVI companies or a BVI company and non-BVI company, each a “constituent company”, may merge or consolidate. The BVI Act provides for slightly different procedures depending on the nature of the parties to the merger.

A merger involves the merging of two or more companies into one of the constituent companies (to the merger) with one constituent company continuing in existence to become the surviving company post-merger. A consolidation involves two or more companies consolidating into a new company.

A merger is effective on the date that the articles of merger (as described below) are registered by the Registrar of Corporate Affairs in the BVI, or on such later date, not exceeding 30 days from the date of registration as is stated in the articles of merger.

As soon as a merger becomes effective:

(a)	the surviving company (so far as is consistent with its memorandum and articles, as amended by the articles of merger) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies;
(b)	the memorandum and articles of the surviving company are automatically amended to the extent, if any, that changes to its memorandum and articles are contained in the articles of merger;
(c)	assets of every description, including choses in action and the business of each of the constituent companies, immediately vest in the surviving company;
(d)	the surviving company is liable for all claims, debts, liabilities and obligations of each of the constituent companies;
(e)	no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any shareholder, director, officer or agent thereof, is released or impaired by the merger; and
(f)	no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any shareholder, director or officer, or agent thereof, are abated or discontinued by the merger; but

i.	the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or against the shareholder, director, officer or agent thereof, as the case may be; or
ii.	the surviving company may be substituted in the proceedings for a constituent company.

The registrar shall strike off the Register of Companies a constituent company that is not the surviving company in the merger.

The BVI Act provides that any shareholder of the Company is entitled to payment of the fair value of his shares upon dissenting from a merger, unless the Company is the surviving company of the merger and the shareholder continues to hold the same or similar shares. The following is a summary of the position in respect of dissenters rights in the event of a merger under the BVI Act.

A dissenter is in most circumstances required to give to the Company written objection to the merger, which must include a statement that the dissenter proposes to demand payment for his shares if the merger takes place. This written objection must be given before the meeting of shareholders at which the merger is submitted to a vote, or at the meeting but before the vote. However, no objection is required from a shareholder to whom the Company did not give notice of the meeting of shareholders or where the proposed merger is authorized by written consent of the shareholders without a meeting.

Within 20 days immediately following the written consent, or the meeting at which the merger was approved, the Company shall give written notice of the consent or resolution to each shareholder who gave written objection or from whom written objection was not required, except those shareholders who voted for, or consented in writing to, the proposed merger.

A shareholder to whom the Company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the copy of the plan of merger or an outline of the merger is given to him, give to the Company a written notice of his decision to elect to dissent, stating:

(a)	his name and address;
(b)	the number and classes of shares in respect of which he dissents (which must be all shares that he holds in the Company); and
(c)	a demand for payment of the fair value of his shares.

Upon the giving of a notice of election to dissent, the dissenter ceases to have any of the rights of a shareholder except the right to be paid the fair value of his shares, and the right to institute proceedings to obtain relief on the ground that the action is illegal.

The Company shall make a written offer to each dissenter to purchase his shares at a specified price that the Company determines to be their fair value. Such offer must be given within 7 days immediately following the date of the expiration of the period within which shareholders may give their notices of election to dissent, or within 7 days immediately following the date on which the merger is put into effect, whichever is later.

If the Company and the dissenter fail, within 30 days immediately following the date on which the offer is made, to agree on the price to be paid for the shares owned by the dissenter, then within 20 days:

(a)	the Company and the dissenter shall each designate an appraiser;
(b)	the two designated appraisers together shall designate an appraiser;
(c)	the three appraisers shall fix the fair value of the shares owned by the dissenter as of the close of business on the day prior to the date of the meeting or the date on which the resolution was passed, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the Company and the dissenter for all purposes; and
(d)	the Company shall pay to the dissenter the amount in money upon the surrender by him of the certificates representing his shares, and such shares shall be cancelled.

Warrants and Rights

As of December 31, 2024, the Company had outstanding warrants exercisable for an aggregate of 16,740,450 Ordinary Shares with a weighted average exercise price of $2.00 per share, expiring from January 3, 2033 to December 20, 2033.

Market for the Ordinary Shares

Our Ordinary Shares are listed on Nasdaq Capital Market under the trading symbol under the symbol “FRGT.”

Transfer Agent and Registrar

Our transfer agent and registrar is Transhare Corporation, 2901 N Dallas Parkway, Suite 380, Plano, Texas 75093.